EXHIBIT 5.1
July 17, 2006
WPT Enterprises, Inc.
5700 Wilshire Boulevard, Suite 350
Los Angeles, CA 90036
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted on behalf of WPT Enterprises, Inc. (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission relating to registration of an additional 1,080,000 shares of Common Stock, $.001 par value, issued or to be issued by the Company (the “Shares”), pursuant to the terms of the Company’s 2004 Stock Incentive Plan, as amended on May 31, 2006 (the “Plan”). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that:
1.	The Company is a validly existing corporation in good standing under the laws of the State of Delaware.

2.	The Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Maslon Edelman Borman & Brand, LLP